Exhibit 99.6

FELDMAN FINANCIAL ADVISORS, INC.

8804 MIRADOR PLACE

MCLEAN, VA 22102

202-467-6862

September 8, 2022

Boards of Directors

First Seacoast Bancorp, MHC

First Seacoast Bancorp

First Seacoast Bancorp, Inc.

First Seacoast Bank

633 Central Avenue

Dover, New Hampshire 03820

Members of the Boards of Directors:

All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion and Reorganization (the “Plan”) adopted by the Boards of Directors of First Seacoast Bancorp, MHC (the “MHC”), First Seacoast Bancorp (the “Mid-Tier”), and First Seacoast Bank. The Plan provides for the conversion of the MHC into the full stock form of organization. Pursuant to the Plan, the MHC will be merged into the Mid-Tier, and the Mid-Tier will be merged into First Seacoast Bancorp, Inc., a newly-formed Maryland corporation (the “Company”) with the Company as the resulting entity, and the MHC will no longer exist. As part of the Plan, the Company will sell shares of common stock in an offering that will represent the ownership interest in the Mid-Tier now owned by the MHC.

We understand that in accordance with the Plan, depositors will receive rights in a liquidation account maintained by the Company representing the amount of (i) the MHC’s ownership interest in the Mid-Tier’s total stockholders’ equity as of the date of the latest statement of financial condition used in the prospectus plus (ii) the value of the net assets of the MHC as of the date of the latest statement of financial condition of the MHC prior to the consummation of the conversion (excluding its ownership of the Mid-Tier). The Company shall continue to hold the liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in First Seacoast Bank. The liquidation account is designed to provide payments to depositors of their liquidation interests in the event of liquidation of First Seacoast Bank (or the Company and First Seacoast Bank).

In the unlikely event that either First Seacoast Bank (or the Company and First Seacoast Bank) were to liquidate after the conversion (including, a liquidation of First Seacoast Bank following a purchase and assumption transaction with a credit union acquiror), all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of June 30, 2021 and depositors as of September 30, 2022. Also, in a complete liquidation of both entities, or of First Seacoast Bank, when the Company has insufficient assets (other than the stock of First Seacoast Bank), or of First Seacoast Bank following a purchase and assumption transaction with a credit union acquiror, to fund the liquidation account distribution due to Eligible Account Holders and Supplemental Eligible Account Holders and First Seacoast Bank has positive net worth, First Seacoast Bank shall immediately make a distribution to fund the Company’s remaining obligations under the liquidation account. The Plan further provides that if the Company is completely liquidated or sold apart from a sale or liquidation of First Seacoast Bank, then the rights of Eligible Account Holders and Supplemental Eligible Account Holders in the liquidation account maintained by the Company shall be surrendered and treated as a liquidation account in First Seacoast Bank, the bank liquidation account and depositors shall have an equivalent interest in such bank liquidation account, subject to the same rights and terms as the liquidation account.

FELDMAN FINANCIAL ADVISORS, INC.

Boards of Directors

September 8, 2022

Page Two

Based upon our review of the Plan and our observations that the liquidation rights become payable only upon the unlikely event of the liquidation of First Seacoast Bank (or the Company and First Seacoast Bank), that liquidation rights in the Company automatically transfer to First Seacoast Bank in the event the Company is completely liquidated or sold apart from a sale or liquidation of First Seacoast Bank, and that after two years from the date of conversion and upon written request of the Federal Reserve Board, the Company will transfer the liquidation account and depositors’ interest in such account to First Seacoast Bank and the liquidation account shall thereupon become the liquidation account of First Seacoast Bank no longer subject to the Company’s creditors, we are of the belief that: the benefit provided by the First Seacoast Bank liquidation account supporting the payment of the liquidation account in the event the Company lacks sufficient net assets or following a purchase and assumption transaction with a credit union acquiror does not have any economic value at the time of the transactions contemplated in the first and second paragraphs above. We note that we have not undertaken any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue.

Sincerely,

FELDMAN FINANCIAL ADVISORS, INC.